Exhibit 99.2

USANA Health Sciences, Inc.

Q3 2016 Management Commentary, Results and Outlook

•    Third quarter net sales increased by 9.0% to $254.2 million

•    Third quarter EPS increased by 25.0% to $2.40

•    Number of active Associates increased by 12.6% to 456,000

•    Company announces 2 for 1 stock split

October 25, 2016

Overview

USANA posted another quarter of solid growth and achievements, although topline results came in below the Company’s expectations due to softer-than-anticipated sales in the Greater China region. During the quarter, we continued to execute our strategy of transitioning to our new state-of-the-art production facility in Beijing and building our information technology infrastructure around the world. These improvements are essential to allow USANA to continue providing the highest level of customer service and to provide the foundation for future growth.  Our focus on these objectives, however, has taken precedence over short-term initiatives to drive sales growth around the world in 2016 and also affected our momentum in China during the quarter.

Despite these growing pains, we made significant progress on several fronts during the quarter. First, we received all of the necessary permits and product registrations to begin production in our new China facility.  Our receipt of all of these permits and product registrations was the result of a significant undertaking by our U.S. and China operations/regulatory teams, and extensive cooperation with the Chinese government.  Our team is now completing the necessary work to transition our operations to this new facility and we now anticipate that the facility will be fully operational by the end of the year.  As has been the case all year, we did not offer any significant incentives or promotions in China during the third quarter to ensure a smooth transition to this new facility and to avoid potential product backorders. With the facility coming online, we are making preparations to begin offering growth initiatives in China in early 2017, but continue to believe that we will be in a better position to fully drive growth in China and our other markets when the improvements to our IT infrastructure are complete.

We also made solid progress during the quarter on adding expertise and talent to our teams in China and the U.S. The growth in sales, customers and geography that we have achieved in China over the last several years has changed the scale and complexity of our business there and we have made great efforts to acquire additional executive and employee talent in that market. During the quarter, we made several key additions to our China team in various areas, including sales, operations and government/public relations. Additionally, our enhancements to our world-wide IT infrastructure and our increased emphasis on product and technology innovation require additional executive and employee talent here in the U.S.  During the quarter, we made several key hires in these areas, including Dr. Robert Sinnott, our new Chief Scientific Officer.

Finally, and perhaps most importantly, during the quarter we introduced one of the greatest product innovations in USANA’s history with the launch of our Incelligence™ product platform at our International Convention in August. Incelligence is USANA’s proprietary, patent-pending, technology that is designed to support your body’s natural ability to nourish, protect and renew itself. As part of our Incelligence™ platform, we also launched our new flagship multivitamin, CellSentials™ at convention. These launches, and our convention in general, were a huge success. We set new records for sales and attendance at our convention and our 2017 event has already sold out.  Incelligence™ is a key part of our growth strategy and has already been launched in nine (9) markets that comprise 44% of our net sales.  This product platform will also be launched in an additional six (6) markets during 2017 and will eventually be offered in China upon regulatory approval.

Q3 2016 Results

Net sales for the third quarter of 2016 increased by 9.0% to $254.2 million, compared with $233.3 million in the prior-year period. The continued strength of the U.S. dollar negatively impacted net sales during the quarter by $5.7 million.  The increase in net sales is attributed to a 12.6% increase in the number of active Associates and a 5.6% increase in the number of Preferred Customers.

Net earnings for the third quarter of 2016 increased to $30.1 million, an increase of 17.5% compared to $25.6 million in the prior-year period. The increase in net earnings was due primarily to a meaningfully lower effective tax rate, as well as higher net sales, which were partially offset by higher operating expenses during the quarter. The significant decrease in the effective tax rate for the third quarter is due to the Company’s early adoption of ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.  As a result of USANA’s adoption of this standard, on a year-over-year basis, the Company recognized (i) modestly higher equity compensation expense, (ii) a higher diluted share count, and (iii) a meaningfully lower effective tax rate for the current-year quarter due to the recognition of excess tax benefits on the income statement pursuant to this standard (excess tax benefits were previously recognized as an adjustment to equity).  For the third quarter, the Company’s adoption of this standard increased net earnings by approximately $6.5 million, or $0.50 on a diluted per share basis.  As reflected in our results this quarter, we continue to believe that this standard will increase the level of volatility reported in our net earnings.

Earnings per diluted share for the third quarter increased by 25.0% to a $2.40, compared with $1.92 in the prior year period.  The increase in earnings per share was the result of the impact of the previously noted accounting standard as well as a lower number of diluted shares outstanding due to the Company’s share repurchases over the last 12 months.

Weighted average diluted shares outstanding were 12.5 million as of the end of the third quarter of 2016, compared with 13.3 million in the prior-year period. The Company did not repurchase any of its shares during the quarter and there was $35.4 million remaining under the current share repurchase authorization at the end of the third quarter.

The Company’s balance sheet remains strong with $134.5 million in cash and cash equivalents. Inventories at quarter end increased from year end 2015 by $8.0 million to $74.1 million. The increase is due to (i) building inventory levels in China in preparation for the transition to our new facility, (ii) the Company offering both its new MySmart™Foods product line and its historical foods line through the end of 2016, and (iii) the launch of our new Incelligence™ product platform.  We believe inventory levels will begin trending towards more normal levels in the first half of 2017.

Regional and Financial Results

Asia Pacific Region | Q3 2016 Net Sales of $190.4 million; 75% of Consolidated Net Sales

Net sales in the Asia Pacific region increased 13.2% year-over-year, despite a negative $4.5 million impact from a stronger U.S. dollar. The number of active Associates in the region increased 16.8% year-over-year.

Greater China:  Net sales in Greater China increased 10.8% year-over-year, but increased 16.2% on a constant currency basis.  Currency fluctuations reduced net sales by $6.1 million in this region, largely in the mainland China market. The number of active Associates in the Greater China region increased 20.6% year-over-year.  In mainland China, local currency sales increased 20.4% year-over year and the number of active Associates increased 22.2%.

Southeast Asia Pacific:  Net sales in the Southeast Asia Pacific region increased 18.3% year-over-year.  During the quarter, we saw local currency sales growth in every market within the region, with double-digit sales growth in Australia, New Zealand, Malaysia, the Philippines, and Thailand. The inclusion of our newest market, Indonesia, also helped drive growth in this region.  The number of active Associates in Southeast Asia Pacific increased 7.1% year-over-year.

North Asia:  Net sales in North Asia increased 16.5% year-over-year.  Sales growth was driven by 15.4% Associate growth in the region.  South Korea continued to drive our growth in this region, where the number of active Associates increased 16.7% and local currency sales increased 10.9% year-over-year.

Americas and Europe Region | Q3 2016 Net Sales of $63.8 million; 25% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased modestly, but were flat on a constant currency basis.  The decrease in net sales resulted from an 8.0% sales decline in the U.S., which was partially offset by local currency sales growth in each of Mexico, Canada and Europe.

Quarterly Income Statement Discussion

Gross margins declined 10 basis points from the prior year to 82.3% of net sales, due in large part to unfavorable changes in currency exchange rates.

Associate Incentives increased 90 basis points from the prior year to 44.4% of net sales. Associate Incentives expense, as a percentage of net sales, has been fairly consistent the last several quarters and is in line with our current expectations.

Selling, general and administrative expense increased 120 basis points from the prior year to 23.8% of net sales.  The increase in selling, general and administrative expense, on an absolute basis, was due to (i) higher wages and benefits to support our growing customer base and to further improve our customers’ experience around the world, and (ii) investments in infrastructure and product innovation.

The effective tax rate declined to 16.6% of earnings before income taxes due to the Company’s adoption of the previously mentioned accounting standard.  This compares to an effective tax rate of 33.3% of earnings before income taxes for the third quarter of 2015.

Outlook

The Company is revising its consolidated net sales and earnings per share outlook for 2016 as follows:

  Consolidated net sales between $ 1.0 billion and $1.01 billion, which is between 9% and 10% growth
  Earnings per share between $7.90 and $8.10 compared to prior guidance of $7.90 to $8.20.

We are revising our outlook in light of our anticipated growth rate for the remainder of the year.  This outlook continues to reflect the investments we have communicated during the year, including:

  Increased research and development investment to drive future product and technology innovation;
  Investments in information technology systems and infrastructure to support our growing customer base and to further improve the experience of doing business with USANA around the world; and
  Continued investment in Mainland China to support and train a growing Associate base, shift production to a new manufacturing facility, and enhance other infrastructure and operations throughout this key market.

We remain confident in the strength of our underlying business around the world and our confidence is reflected in the decision by the Board of Directors to split our common stock.  The Company’s balance sheet remains strong and we remain positioned to return value to shareholders.

Common Stock Split

To illustrate the Board of Directors’ confidence in the long term growth potential of USANA and the strategy being executed by management, the Board has approved a two-for-one stock split of the Company’s common shares. The split is also intended to make the stock more accessible to retail investors. Subject to regulatory approval, shareholders will receive one additional common share USNA for each common share held by way of a stock dividend which will be distributed to the shareholders of record as of the close of business on November 14, 2016, with a payment date of November 22, 2016.

We remain confident in the strength of our business and the growth strategies we are executing. We expect to deliver another year of record results in 2016.

Dave Wentz
Co-CEO

Kevin Guest
Co-CEO

Paul Jones
Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2016.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investors contact:	Joshua Foukas Investor Relations (801) 954-7823 investor.relations@us.usana.com

Media contact:	Dan Macuga Public Relations (801) 954-7280